Exhibit 99.1

EXHIBIT 1

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT is entered into as of July 1, 2011, by and among the parties hereto.  The undersigned hereby agree that the Statement on Schedule 13D with respect to the common stock, par value $0.0001 per share (the “Common Stock”) of Bonds.com Group, Inc. and any amendment thereafter signed by each of the undersigned shall be (unless otherwise determined by the undersigned) filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: July 8, 2011	GFI GROUP INC.

	By:	/s/ Scott Pintoff
Name: Scott Pintoff
Title: General Counsel

Dated: July 8, 2011	GFINET INC.

	By:	/s/ Scott Pintoff
Name: Scott Pintoff
Title: General Counsel